SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this "Agreement") is made as of December 1, 2015 by and between JEFFREY G. REA ("Executive") and STOCK BUILDING SUPPLY HOLDINGS, INC. (the "Company"). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Termination of Employment. The parties agree that Executive's employment with the Company and all of its affiliates is terminated effective as of December 1, 2015 (the "Termination Date"). For the purposes of calculating any benefits due to Executive under this Agreement, the parties agree that Executive's termination constitutes a resignation by Executive "For Good Reason" and pursuant to a "Change in Control" as those terms are defined in Amended and Restated Employment Agreement dated October 9, 2014, as amended by Amendment to Employment Agreement dated June 2, 2015 by and between the Company and Executive (the "Employment Agreement").
2.Payments Due to Executive. Not later than the Company's next regularly scheduled payday after the Termination Date, the Company will pay Executive: (a) his accrued but unpaid Base Salary through the Termination Date, and (b) $18,846.10, which is the Executive's amount of accrued and unused vacation as of the date hereof. Other than as expressly set forth in this Section, Executive is not entitled to any consulting fees, wages (other than Executive's 2015 management incentive plan incentive award and the special cash payment of $1 million payable upon the Termination Date as approved by the compensation committee of the Board of Directors on November 19, 2015), accrued vacation pay, benefits or any other amounts with respect to his employment through the Termination Date.

3.Accelerated Vesting. Pursuant to Section 3.4(a)(iii) of the Employment Agreement, the Company will accelerate the vesting of all of Executive's outstanding and unvested stock options, stock appreciation rights, restricted stock units or shares, performance stock units or any other equity compensation award previously made to Executive.

4.Business Expenses. The Company agrees to reimburse Executive for reasonable business expenses incurred prior to the date hereof provided the expenses (a) were incurred in accordance with the Company's normal policies and practices and (b) are submitted no later than December 31, 2015.

5.Severance Benefits and Continuing Health Insurance Coverage. In consideration of Executive's execution and non-revocation of this Agreement, the Company agrees as follows:

(a)The Company shall pay Executive $4,350,000, which pursuant to Section 3.4(a)(i) of the Employment Agreement is an amount equal to the product of (i) 3.0 and (ii) the sum of (x) the highest annual Base Salary rate for Executive in effect over the prior two (2) years and (y) the highest amount of Executive's Target Bonus or Annual Cash Bonus actually paid over the prior two
(2) years, whichever is greater, which total payment shall be paid to Executive on a salary continuation basis according to the Company's normal payroll practices over the 18 month period following the Termination Date, but in no event less frequently than monthly.

(b)For so long as Executive serves as a member of the board of directors of the Company following the Termination Date, and subject to Executive's continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee's ability to pay premiums with pre-tax dollars), the Company shall provide participation in the Company's group health plan and ArmadaCare executive health reimbursement plan (the "ArmadaCare Plan") in each case to the extent permitted by applicable law and the terms of such plan. Upon termination of Executive's service as a director of the Company, and subject to (i) Executive's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and (ii) Executive's continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee's ability to pay premiums with pre-tax dollars), the Company shall provide continued participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive's eligible dependents) for a period of 18 months (collectively, the "COBRA Benefits"), provided that the Executive is eligible and remains eligible for COBRA coverage. The Company shall pay or reimburse Executive for the incremental cost of Executive's participation in the Company's group health plan and ArmadaCare Plan as described in this Section 5(b) (over and above the customary employee copayment or contribution), for a total period not to exceed eighteen (18) months following the Termination Date, whether Executive is participating in such plans as a Director or pursuant to an election under COBRA. The Company may modify its obligation under this Section 6(b) to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act of 2010, as amended or the Internal Revenue Code of 1986, as amended, provided that such modification preserves, to the greatest extent possible, the economic intent of this provision. The parties agree that all amounts paid or reimbursed by the Company for premiums with respect to Executive's participation in the Company's group health plans and ArmadaCare Plan from and after the Termination Date, whether as a direct participant or pursuant to an election under COBRA, shall be reported as taxable income to Executive.

6.	General Release.

(a)Executive, on behalf of Executive, his heirs, executors, personal representatives, administrators and assigns, irrevocably, knowingly and unconditionally releases, remises and discharges the Company, its parents, all current or former affiliated or related companies of the Company and its parent, partnerships, or joint ventures, and, with respect to each of them, all of the Company's or such related entities' predecessors and successors, and with respect to each such entity, its officers, directors, managers, executives, equity holders, advisors and counsel (collectively, the "Company Parties") from any and all actions, causes of action, charges, complaints, claims, damages, demands, debts, lawsuits, rights, understandings and obligations of any kind, nature or description whatsoever, known or unknown (collectively, the "Claims"), arising out of or relating to the Executive's employment with the Company and/or the separation of Executive from the Company.

(b)This general release of Claims by Executive includes, without limitation, (i) all Claims based upon actions or omissions (or alleged actions or omissions) that have occurred up to and including the date of this Agreement, regardless of ripeness or other limitation on immediate pursuit of any Claim in the absence of this Agreement; (ii) all Claims relating to or arising out of Executive's employment with and separation from the Company; (iii) all Claims (including Claims for discrimination , harassment, and retaliation) arising under any federal, state or local statute, regulation, ordinance, or the common law, including without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act and the Executive Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Equal Pay Act, the Fair labor Standards Act, 42 U.S.C. § 1981, and any other federal or state law, local ordinance or common law including for wrongful discharge, breach of implied or express contract, intentional or negligent infliction of emotional distress, defamation or other tort; and
(iv) all Claims for reinstatement, attorney's fees, interest, costs, wages or other compensation.

(c)Executive agrees that there is a risk that each and every injury which he may have suffered by reason of his employment relationship might not now be known, and there is a further risk that such injuries, whether known or unknown at the date of this Agreement, might become progressively worse, and that as a result thereof further damages may be sustained by Executive; nevertheless, Executive desires to forever and fully release and discharge the Company Parties, and he fully understands that by the execution of this Agreement no further claims for any such injuries may ever be asserted.

(d)This general release does not release any Claim that relates to: (i) Executive's right to enforce this Agreement; (ii) any rights Executive may have to indemnification from personal liability or to protection under any insurance policy maintained by the Company, including without limitation any general liability, EPLI, or directors and officers insurance policy or any contractual indemnification agreement; (iii) Executive's right, if any, to government provided unemployment and worker's compensation benefits; or (iv) Executive's rights under any Company Executive benefit plans (i.e. health, disability or retirement plans), which by their explicit terms survive the termination of Executive's employment; or (v) any Claims which by law cannot be released.

(e)Executive agrees that the consideration set forth in Paragraphs 3 and 5 above shall constitute the entire consideration provided under this Agreement, and that Executive will not seek from the Company Parties any further compensation or other consideration for any claimed obligation, entitlement, damage, cost or attorneys' fees in connection with the matters encompassed by this Agreement.

(f)Executive understands and agrees that if any facts with respect to this Agreement or Executive's prior treatment by or employment with the Company are found to be different from the facts now believed to be true, Executive expressly accepts, assumes the risk of, and agrees that this Agreement shall remain effective notwithstanding such differences. Executive agrees that the various items of consideration set forth in this Agreement fully compensate for said risks, and that Executive will have no legal recourse against the Company in the event of discovery of a difference in facts.

(g)Executive agrees to the release of all known and unknown claims, including expressly the waiver of any rights or claims arising out of the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. ("ADEA''), and in connection with such waiver of

ADEA claims, and as provided by the Older Worker Benefit Protection Act, Executive understands and agrees as follows:

i.	Executive has the right to consult with an attorney before signing this Agreement, and is hereby advised to do so;

ii.
Executive shall have a period of forty-five (45) days from the Termination Date (or from the date of receipt of this Agreement if received after the Termination Date) in which to consider the terms of the Agreement (the "Review Period"). Executive may at his option execute this Agreement at any time during the Review Period. If the Executive does not return the signed Agreement to the Company prior to the expiration of the 45 day period, then the offer of severance benefits set forth in this Agreement shall lapse and shall be withdrawn by the Company;

iii.
Executive may revoke this Agreement at any time during the first seven (7) days following Executive's execution of this Agreement, and this Agreement and release shall not be effective or enforceable until the seven-day period has expired. Notice of a revocation by the Executive must be made to the designated representative of the Company (as described below) within the seven (7) day period after Executive signs this Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable. Accordingly, the "Termination Date" of this Agreement shall be on the eighth (8th) day after Executive signs the Agreement and returns it to the Company, and provided that Executive does not revoke the Agreement during the seven (7) day revocation period;

In the event Executive elects to revoke this release pursuant to Section 6(g)iii above, Executive shall notify Company by hand-delivery, express courier or certified mail, return receipt requested, within seven (7) days after signing this Agreement to: ATTN: General Counsel, Legal Department, Stock Building Supply Holdings, Inc., 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617. In the event that Executive exercises his or her right to revoke this release pursuant to Section 6(g)iii above, any and all obligations of Company under this Agreement shall be null and void. Executive agrees that by signing this Agreement prior to the expiration of the forty-five (45) day period he has voluntarily waived his right to consider this Agreement for the full forty-five (45) day period.

EXECUTIVE AGREES THAT THE CONSIDERATION RECEIVED BY HIM OR HER UNDER THIS AGREEMENT, INCLUDING THE PAYMENTS DESCRIBED ABOVE, IS IN FULL AND COMPLETE SATISFACTION OF ANY CLAIMS THAT EXECUTIVE MAY HAVE, OR MAY HAVE HAD, ARISING OUT OF EXECUTIVE'S EMPLOYMENT WITH COMPANY (INCLUDING FOR THE AVOIDANCE OF DOUBT, ALL OF ITS SUBSIDIARIES OR AFFILIATES) OR THE TERMINATION OF THAT EMPLOYMENT, UP TO THE DATE OF EXECUTION OF THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT HE UNDERSTANDS THAT, BY ENTERING INTO THIS AGREEMENT, HE NO LONGER HAS THE RIGHT TO ASSERT ANY CLAIM OR LAWSUIT OF ANY KIND ATTEMPTING TO RECOVER MONEY OR ANY OTHER

REILEF AGAINST THE COMPANY PARTIES FOR ACTS OR INJURIES ARISING OUT OF EXECUTIVE'S FORMER EMPLOYMENT BY COMPANY (INCLUDING FOR THE AVOIDANCE OF DOUBT, ALL OF ITS SUBSIDIARIES OR AFFILIATES) OR THE
TERMINATION OF THAT EMPLOYMENT. Such claims further include any claims Executive may have pursuant to an internal grievance procedure at Company (including for the avoidance of doubt, all of its subsidiaries or affiliates). Executive does not waive any rights or claims that may arise after the date this Agreement is executed.

7.General Release by the Company. The Company and its affiliates, subsidiaries, and assigns hereby knowingly and unconditionally release, remise and discharge Executive and his heirs, from any and all actions, causes of action, charges, complaints, claims, damages, demands, debts, lawsuits, rights, understandings, and obligations of any kind, nature or description whatsoever, known or unknown arising from or relating to Executive's employment with the Company and/or Executive's separation from the Company; provided, however, that the parties agree the General Release provided in this Section 7 shall not release any of the following: (a) any action to enforce this Agreement, (b) any act of embezzlement or similar material violation of law as determined by a court of law, or (c) the confidentiality obligations set forth in Section 4.1 of the Employment Agreement and/or the Covenants Not to Engage in Certain Acts provided in Section 5 of the Employment Agreement, which are incorporated into and made part of this Agreement by reference.

8.Review of Agreement; No Assignment of Claims. Executive represents and warrants that he (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for it to be reviewed and explained by counsel to the extent Executive deems it necessary, (b) is voluntarily entering into this Agreement, (c) has not relied upon any representation or statement made by the Company or any other person with regard to the subject matter or effect of this Agreement, (d) has not transferred or assigned any Claims and
(e) has not filed any complaint or charge against any of the Company Parties with any local, state, or federal agency or court.

9.No Claims. Each party represents that it has not filed any Claim against the other Party with any state, federal or local agency or court and that it will not file any Claim at any time regarding the matters covered by this Agreement; provided, however, that nothing in this Agreement shall be construed to prohibit Executive from filing a Claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission; provided, further, that Executive acknowledges that he will not be entitled to recover any monetary or other damages in connection with or as a result of any such EEOC or state FEP agency proceeding.

10.Interpretation. This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of the State of North Carolina without regard to provisions or principles thereof relating to conflict of laws.

11.Agreement as Defense. This Agreement may be pleaded as a full and complete defense to any subsequent action or other proceeding arising out of, relating to, or having anything to do with any and all Claims, counterclaims, defenses or other matters capable of being alleged, which are specifically released and discharged by this Agreement. This Agreement may also be used to abate any such action or proceeding and/or as a basis of a cross complaint for damages.
12.Nondisclosure of Agreement. The terms and conditions of this Agreement are confidential. Executive agrees not to disclose the terms of this Agreement to anyone except immediate family members and Executive's attorneys and financial advisers. Executive further agrees to inform these people that the Agreement is confidential and must not be disclosed to anyone else. Executive may disclose the terms of this Agreement if required to do so by law, but Executive agrees to notify the Company immediately if anyone seeks to require such disclosure, and to cooperate with the Company if the Company decides to oppose such effort. Executive agrees that disclosure by Executive in violation of this Agreement would cause so much injury to the Company that money alone could not fully compensate the Company and that the Company is entitled to injunctive and equitable relief. Executive also agrees that the Company would be entitled to recover money from Executive if this Agreement were violated.

13.Ongoing Covenants. Executive acknowledges that nothing in this Agreement shall limit or otherwise impact Executive's continuing obligations of confidentiality to the Company in accordance with Company policy and applicable law, or any applicable Company policies or agreements between the Company and Executive with respect to non-competition or non-solicitation, and Executive covenants and agrees to abide by all such continuing obligations.

14.No Adverse Comments. For two (2) years, Executive and the Company agree not to make, issue, release or authorize any written or oral statements, derogatory or defamatory in nature, about the other (which in the case of the Company shall include its affiliates or their respective products, services, directors, officers or Executives), provided that the foregoing shall not be violated by truthful testimony in response to legal process, normal competitive statements, rebuttal of statements by the other or actions to enforce the party's rights.

15.Additional Terms Governing Payments. Notwithstanding anything to the contrary herein, all payments to Executive described herein shall remain subject to the provisions of Sections 3.4(c), (d) and (e) and Section 6.13 and 6.15 of the Employment Agreement, which are incorporated herein by this reference.

16.Integration; Severability. The terms and conditions of this Agreement constitute the entire agreement between Company and Executive and supersede all previous communications, either oral or written, between the parties with respect to the subject matter of this Agreement. No agreement or understanding varying or extending the terms of this Agreement shall be binding upon either party unless in writing signed by or on behalf of such party. In the event that a court finds any portion of this Agreement unenforceable for any reason whatsoever, Company and Executive agree that the other provisions of the Agreement shall be deemed to be severable and will continue in full force and effect to the fullest extent permitted by law.

EXECUTIVE ACKNOWLEDGES THE FOLLOWING: HE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND OF HIS OWN FREE WILL WITH A FULL UNDERSTANDING OF ITS TERMS; HE HAS READ THIS

AGREEMENT; THAT HE FULLY UNDERSTANDS ITS TERMS; THAT EXECUTIVE IS ADVISED TO CONSULT AN ATTORNEY FOR ADVICE; THAT HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; THAT HE HAS HAD AMPLE TIME TO CONSIDER HIS DECISION BEFORE ENTERING INTO THE AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT HE IS SATISFIED WITH THE TERMS OF THIS AGREEMENT AND AGREES THAT THE TERMS ARE BINDING UPON HIM.

IN WITNESS WHEREOF, the parties have executed this Agreement with effect as of the date first above written.

[Signatures on Following Page]

EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE COMPANY OF HIS ABILITY TO TAKE ADVANTAGE OF THE CONSIDERATION PERIOD AFFORDED BY SECTION 6 ABOVE AND THAT HE HAS THE RIGHT TO
CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement with effect as of the date first above written.

/s/ Jeffrey G. Rea
Jeffrey G. Rea

STOCK BUILDING SUPPLY
HOLDINGS, INC.

By: /s/ C. Lowell Ball
Name: C. Lowell Ball
Title: Senior Vice President & General Counsel